Contact:	610-337-1000 Robert W. Krick, Ext. 3141 Brenda Blake, Ext. 3202	For Release: Immediate	April 11, 2005

AmeriGas Partners Issues Earnings Guidance

VALLEY FORGE, Pa., April 11 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), announced updated earnings guidance. AmeriGas Partners expects to report earnings per unit for its fiscal year ending September 30, 2005 of approximately $1.55 to $1.75 per diluted unit, excluding a loss of up to $0.64 per diluted unit from the expected early extinguishment of debt as a result of a previously-announced proposed refinancing of long-term debt. The forecasted results include a gain of $7.1 million, or $0.13 per diluted unit, on the previously-reported sale of AmeriGas’ 50% interest in Atlantic Energy, Inc., owner of a propane import terminal in Virginia. Average diluted units outstanding through March 31, 2005 were 54.5 million units.

Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) are expected to range from approximately $245 million to $255 million for the year, excluding a loss of up to $35 million on the expected early extinguishment of debt. The forecasted EBITDA includes a $9.1 million pre-tax gain on the sale of Atlantic Energy. The refinancing is expected to be completed by May 3.

Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “Warm weather and continued price-induced customer conservation combined to adversely impact our business. Weather for the recently completed heating season was approximately 6% warmer than normal compared to weather that was approximately 4% warmer than normal in the 2004 heating season.”

AmeriGas Partners is scheduled to release more detailed results for the quarter ended March 31, 2005 on April 27.

AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from over 650 locations in 46 states. UGI Corporation (NYSE: UGI), through subsidiaries, owns 46% of the Partnership and individual unitholders own the remaining 54%.

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This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, product cost volatility and availability of propane, the capacity to transport propane to our market areas, regional economic conditions and the completion of a refinancing of debt. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.

AP-05 ### 4/11/05